Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc. Gary Henry, Chief Executive Officer (503) 643-9500
Ashton Partners Jason Golz (415) 869-5766

METRO ONE COMPLETES SECOND PHASE OF PRIVATE PLACEMENT FOLLOWING SHAREHOLDER APPROVAL; PETERSON REELECTED CHAIRMAN OF THE BOARD

PORTLAND, Oregon – August 16, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced approval by its shareholders and the completion of the sale of an additional $7.8 million of Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock.  This is the second phase of a two-part $10 million financing with two of its largest shareholders, Columbia Ventures Corporation and Everest Special Situations Fund L.P.  The Company plans to use the net proceeds for general corporate purposes.

The initial closing of the financing, which occurred on June 5, 2007, consisted of the sale of 220 shares of the preferred stock for $10,000 per share, for a total of $2.2 million in gross proceeds, and warrants to purchase an additional 77 shares of preferred stock for $10,000 per share (which, at the time of issuance, were exercisable only after approval by the Company’s shareholders).  The preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $1.78 per share.  In connection with the initial closing of the financing, the Company also issued convertible notes in an aggregate principal amount of $7.8 million, which were convertible into shares of preferred stock subject to approval of the Company’s shareholders and certain other conditions.

At the annual meeting of shareholders held August 14, 2007, the holders of the Company’s common stock approved the issuance of additional shares in the financing, permitting the second closing to take place.  At the second closing on August 15, 2007, the $7.8 million principal amount of the notes was drawn by the Company and the notes were converted into 780 shares of preferred stock at $10,000 per share.  No amounts had been drawn by the Company under the notes prior to the second closing.  In addition, the Company issued warrants to purchase 273 shares of preferred stock at an exercise price of $10,000 per share.

At the initial conversion price, the 1,000 currently outstanding shares of the Company’s preferred stock are convertible into an aggregate of 5,617,977 shares of common stock and, if the warrants are exercised in full, the Company will receive an additional $3.5 million and the 350 shares of preferred stock purchased on exercise of the warrants will be convertible into an aggregate of 1,966,292 shares of common stock at the initial conversion price.

In other matters, Kenneth D. Peterson, Jr. and Jonathan Ater were elected to the Board of Directors at the annual meeting for a new term, and Mr. Peterson was reelected Chairman of the Board at a meeting of the Board of Directors following the annual meeting.

The preferred stock and warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in such other jurisdictions.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the preferred stock or warrants, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services.  The Company operates call centers located in the United States.

Additional Information and Where to Find It

In connection with the sales of the securities described above, the Company has filed with the SEC current reports on Form 8-K.  Shareholders are urged to read these documents because they contain important information.  Investors and security holders can obtain free copies of these documents by writing to Investor Relations, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007.  In addition, documents filed with the SEC by the Company are available free of charge at the SEC’s web site at www.sec.gov.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  These risks, uncertainties and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law.  The forward-looking statements should be considered in light of these risks and uncertainties.